SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549-1004

                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)
                       June 17, 2002
                     -------------------
                Commission File Number 1-5324
                           ------

                     NORTHEAST UTILITIES
                    --------------------
   (Exact name of registrant as specified in its charter)


     MASSACHUSETTS               1-5324             04-2147929
 ----------------------         ---------         --------------
State or other jurisdiction of  (Commission      (I.R.S. Employer
         organization)           File No.)       incorporation or
                                                 Identification No.)

   174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS
                         01090-0010
------------------------------------------------------------

           (Address of principal executive offices)
                         (Zip Code)

      (Registrant's telephone number, including area code)
                       (413) 785-5871


    (Former name or former address, if changed since last report)
                        Not Applicable



ITEM 5.  OTHER EVENTS

On June 17, 2002, Northeast Utilities ("NU") issued the following news release:

NU logo


"CL&P Criticizes DPUC Decision on Generation Rates:
NU Lowers Earnings Estimates

     BERLIN, Connecticut, June 17, 2002 -- The Connecticut Light & Power Company (CL&P), a wholly-owned subsidiary of Northeast Utilities (NU), today criticized the decision made by the Connecticut Department of Public Utility Control that precludes an increase in the standard offer generation service charge of customers' bills.

     The decision also will affect the company's 2002 earnings estimates, previously forecast to be in the range of $1.40 to $1.65 per share. NU said the higher range of that estimate is unachievable in light of today's decision and it will continue to evaluate the effect.

     "We're extremely disappointed with the department's decision. We feel they had ample evidence to make a decision that would be in the best interest of electric customers throughout the state," said Michael G. Morris, NU chairman, president and chief executive officer.

     "We can only hope that the current suppliers continue to provide energy to CL&P so that we can continue to serve our customers' needs," Morris added.

     Select Energy, an unregulated subsidiary of NU, currently supplies 50 percent of CL&P's standard offer service requirements. As a result of the DPUC's decision, NU anticipates that Select's earnings will continue to be adversely impacted by this contract for the rest of the standard offer period, which expires in December 2003.

     In addition to Select, NRG Power Marketing Inc. (NRG) supplies 40 percent of the standard offer contract and Duke
Energy Trading and Marketing supplies 10 percent. NRG had formally requested that CL&P move to re-open the standard offer docket to "restore the original intention of the standard offer agreement to foster a competitive electric marketplace."

     CL&P had filed an application late last year seeking to increase the generation service charge by one cent per kilowatt hour to protect its ability to continue delivering energy to its customers and to spur retail competition. The department ruled in December that there was no statutory basis for modifying the standard offer. The DPUC subsequently opened an investigation into the viability of power supply contracts for both CL&P and The United Illuminating Company. Today's decision finds that there was no legal or factual basis to commence further proceedings regarding the standard offer.

     Market prices for electricity remain substantially higher than the current generation charge, resulting in a lack of retail competitive suppliers seeking to do business in the state. If NRG, or another supplier, was unable to maintain its level of service, CL&P could be forced to buy electricity on the open market to meet customer demand.
Under the restructuring law, CL&P could recover these unknown costs from its customers.

     CL&P's proposal would have increased the average standard offer rate from 4.9 cents per kilowatt hour to 5.9 cents per kilowatt hour. For the average residential customer using 500 kWh per month, this would have meant an additional cost of $5.00 per month. The filing also included a proposal to create a mechanism that would have provided customers with adjustments if future market prices change.

     NU is New England's largest utility system with nearly
1.8 million electric customers in Connecticut, New Hampshire and Massachusetts, 191,000 natural gas customers, and one of the region's largest energy marketing businesses.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission."

     Reference is made to NU's and CL&P's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly
Report on Form 10-Q for the quarter ended March 31, 2002 for more information.

                        SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NORTHEAST UTILITIES
                                        (registrant)

                                   /s/  Gregory B. Butler
                                   Name:  Gregory B. Butler
                                   Title:    Vice President,
                                             Secretary and
                                             General Counsel

Date:     June 17, 2002